Exhibit 10.27

EXECUTION VERSION

Dated 1 March 2013

(with effect from 25 February 2013)

Facility Agreement

USD50,000,000

between

Central European Distribution Corporation

as Borrower

and

Roust Trading Ltd

as Lender

White & Case LLP

5 Old Broad Street

London EC2N 1DW

1.	Definitions and Interpretation	2

2.	The Facility	10

3.	Purpose	10

4.	Conditions of Conversion	10

5.	Repayment	11

6.	Prepayment and Cancellation	11

7.	Interest	12

8.	Tax Gross-up and Indemnities	13

9.	Other Indemnities	18

10.	Mitigation by the Lenders	18

11.	Costs and Expenses	19

12.	Guarantee and Indemnity	20

13.	Representations	24

14.	Information Undertakings	26

15.	General Undertakings	26

16.	Events of Default	27

17.	Assignments and Transfers by the Lender	31

18.	Register	31

19.	Changes to the Obligors	31

20.	Calculations and Certificates	34

21.	Partial Invalidity	35

22.	Remedies and Waivers	35

23.	Amendments and Waivers	35

24.	Confidentiality	35

25.	Counterparts	38

26.	Restructuring Reservation of Rights	38

27.	Governing Law	39

28.	Enforcement	39

White & Case LLP

5 Old Broad Street

London EC2N 1DW

This Agreement is dated 1 March 2013 (with effect from 25 February 2013) and is made between:

(1)	Central European Distribution Corporation (the “Borrower”);

(2)	The Subsidiaries of the Borrower listed in Schedule 1 (The Obligors) as original guarantors (the “Original Guarantors”); and

(3)	Roust Trading Ltd (the “Lender”).

It is agreed as follows:

Section 1

Interpretation

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 3 (Form of Accession Letter).

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 19 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Bank Levy” means the UK Tax known as the bank levy, introduced by the United Kingdom Finance Act 2011, in such form as it may be imposed and/or modified from time to time, and any other Tax of a similar nature in any other jurisdiction.

“Bankruptcy Law” means Federal Law of the Russian Federation No. 127-FZ dated 26 October 2010 “On Insolvency (Bankruptcy)” as amended from time to time.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Moscow and Warsaw.

“Charged Property” means all of the assets of the Obligors and the Security Provider which from time to time are, or are expressed to be, the subject of Transaction Security.

“Commitment” means USD50,000,000, to the extent not cancelled or reduced under this Agreement.

“Confidential Information” means all information relating to any Obligor, any member of the Group, the Finance Documents or the Facility which is received or has been previously received by the Lender (or any of its Affiliates) from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 24 (Confidentiality);

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)	is known by the Lender before the date the information is disclosed to it or is lawfully obtained by the Lender after that date, from a source which is as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of and is not otherwise subject to any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Lender.

“Conversion Date” means the date on which the New Debt has been converted into a term loan in accordance with Clause 2 (The Facility).

“Convertible Notes” means the 3.00% Convertible Senior Notes due 2013 issued by the Borrower.

“Default” means an Event of Default or any event or circumstance specified in Clause 16 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Lender. “Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Event of Default” means any event or circumstance specified as such in Clause 16 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Finance Document” means this Agreement, any Accession Letter, any Transaction Security Document and any other document designated as such by the Lender and the Borrower.

“Finco” means CEDC Finance Corporation International, Inc.

“Group” means the Borrower and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor and an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 19 (Changes to the Obligors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Insolvency Proceedings” means:

(a)	in the case of a person incorporated under the laws of, or (to the extent Russian insolvency laws are applicable to such person) conducting business in, the Russian Federation, any Russian Insolvency Proceedings;

(b)	in the case of a person incorporated other than under the laws of the Russian Federation:

(i)	the suspension of payments by it, a moratorium of any of its indebtedness, its winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any of its creditors;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or all or substantially all of its assets; or

(iv)	enforcement of any Security over all or substantially all of its assets; or

(c)	in the case of any person, any analogous proceedings to the above in any Relevant Jurisdiction.

“Insolvent” means:

(a)	in the case of a person incorporated under the laws of, or (to the extent Russian insolvency laws are applicable to such person) conducting business in, the Russian Federation, it satisfies a Russian Insolvency Test;

(b)	in the case of a person incorporated other than under the laws of the Russian Federation, or conducting business other than in the Russian Federation:

(i)	it is unable or admits inability to pay its debts as they fall due;

(ii)	it is declared to, be unable to pay its debts under applicable law;

(iii)	it suspends making payments on its debts;

(iv)	by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors (excluding the Lender or any of its Affiliates) with a view to rescheduling any of its indebtedness;

(v)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

(vi)	a moratorium is declared in respect of any of its indebtedness; or

(c)	in relation to any person, any analogous event or circumstance to those referred to in paragraphs (a) and (b) above.

“Interest Period” means each period from (a) the Conversion Date to 18 March 2013, (b) 19 March 2013 to 18 September 2013 and (c) 19 September 2013 to the Termination Date.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters limiting the obligations of the Obligors, the Security Provider or members of the Group which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Lender in connection with any Finance Document.

“LMA” means the Loan Market Association.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors taken as a whole to perform their payment obligations under the Finance Documents; or

(c)	the validity or enforceability of any Finance Document or the ranking or priority of any Transaction Security or the rights or remedies of the Lender under any of the Finance Documents.

“New Debt” means the USD70,000,000 3.00% Senior Notes due 2013 issued by Central European Distribution Corporation.

“New Lender” has the meaning given to that term in Clause 17 (Assignments and Transfers by the Lender).

“Notes” means the Senior Secured Notes and any other notes issued by any member of the Group.

“Obligor” means the Borrower or a Guarantor.

“Original Jurisdiction” means, in relation to an Obligor or Security Provider, the jurisdiction under whose laws that Obligor or Security Provider is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Guarantor.

“Original Obligor” means the Borrower or an Original Guarantor.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents or the Security created thereunder.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole of any part of the Charged Property.

“Relevant Jurisdiction” means, in relation to an Obligor or Security Provider:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to the Transaction Security to be created by it is situated; and

(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repeating Representations” means each of the representations set out in Clauses 13.1 (Status), 13.2 (Binding Obligations), 13.3 (Non-Conflict with Other Obligations), 13.4 (Power and Authority), 13.5 (Validity and Admissibility in Evidence), 13.6 (Governing law and Enforcement) and 13.8 (Ranking).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Russian Alcohol Group Companies” means:

(a)	JSC “Russian Alcohol Group”;

(b)	JSC “Distillery Topaz”;

(c)	OOO Parliament Production;

(d)	Limited Liability Company “The Trading House Russian Alcohol”;

(e)	Limited Liability Company TH Russian Alcohol North-West;

(f)	Limited Liability Company TH Russian Alcohol Siberia; and

(g)	Limited Liability Company Trade House Russian Alcohol Moscow.

“Russian Insolvency Proceedings” means, in respect of a person incorporated in the Russian Federation, any of the following:

(a)	the implementation of measures to prevent its bankruptcy envisaged by applicable Russian law, including but not limited to, the implementation of recovery (sanatsiya) in respect of it envisaged by the Bankruptcy Law; or

(b)	its seeking, consenting, or acquiescing to the introduction of proceedings, for its liquidation or bankruptcy, or the appointment of liquidator (likvidator) or a liquidation commission (likvidatsionnaya komissiya) or the granting of other similar relief with respect to its debts; or

(c)	the presentation or filing of a petition in respect of it in any court or arbitrazh court or other similar body or agency alleging for its bankruptcy, insolvency, dissolution or liquidation, or the initiation of any analogous proceeding; or

(d)	the institution of the supervision (nablyudeniye), financial recovery (finansovoe ozdorovleniye), external management (vneshneye upravleniye) or bankruptcy management (konkursnoye proizvodstvo) of it, and/or the appointment of a temporary manager (vremenniy upravlyaushchiy), administrative manager (administrativniy upravlyaushchiy), external manager (vneshniy upravlayushchiy), bankruptcy manager (konkursniy upravlayushchiy) or similar officer of it; or

(e)	the convening or announcement of the intention to convene a meeting of its creditors for the purposes of considering an amicable settlement, or its entry into a voluntary arrangement (mirovoye soglasheniye) in the meaning of the Bankruptcy Law; or

(f)	the taking of any decision on its dissolution, liquidation or similar proceeding with respect to it by any court or any governmental, regulatory or supervisory body in or of the Russian Federation.

“Russian Insolvency Test” means, in respect of a person incorporated in the Russian Federation any of the following:

(a)	it does not discharge the claims of any creditor in excess of RUB 100,000 related to monetary obligations (denezhnye obyazatel’stva) (as defined in the Bankruptcy Law) and/or make any mandatory payments (obyasatel’niye platezhi), as determined by the court, within three months after their due date;

(b)	it is unable to pay its debt or discharge its monetary obligations (denezhnye obyazatel’stva) (as defined in the Bankruptcy Law) or to make mandatory payments as they fall due;

(c)	the settlement of claims of one or more creditors makes it impossible for it to discharge its monetary obligations (denezhnye obyazatel’stva) (as defined in the Bankruptcy Law) or to make mandatory payments (obyasatel’niye platezhi) and/or other payments in full to its other creditors;

(d)	its board of directors, participants or shareholders (as applicable) adopt a resolution to file a petition with a Russian arbitrazh court for its liquidation;

(e)	the levying of execution of any judgment, award or order on its property will materially impair or make impossible its ability to carry on its business activity;

(f)	there are signs of its inability to pay (priznak neplatezhesposobnosti) and/or signs of insufficiency of its property (priznak nedostatochnosti imuschestva) (in the meaning of the Bankruptcy Law); and/or

(g)	it meets any other criteria for the commencement of Russian Insolvency Proceedings specified by the Bankruptcy Law.

“Secured Parties” means the Lender and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Provider” means Limited Liability Company Trade House Russian Alcohol Moscow.

“Senior Secured Notes” means the 9.125% Senior Secured Notes due 2016 and the 8.875% Senior Secured Notes due 2016 issued by CEDC Finance Corporation International, Inc.

“Significant Subsidiary” has the meaning given to such term in the New Debt provided that ISF GmbH, Pasalba Limited, Peulla Enterprises Limited and Bravo Retail LLC shall not constitute Significant Subsidiaries.

“Subsidiary” means any subsidiary as defined in the Companies Act 2006.

“Tax” means any tax, levy, impost, duty, fee, assignment or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling twelve months after the Conversion Date.

“Total Commitments” means the aggregate of the Commitments being USD50,000,000 at the date of this Agreement.

“Transaction Security” means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 2 of Part 1 of Schedule 2 (Conditions Precedent) and paragraph 2 of Part 3 of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor or the Security Provider creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents and designated as a Transaction Security Document by the Borrower and the Lender.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Whitehall Group Companies” means:

(a)	OOO Whitehall-Center;

(b)	OOO Whitehall-Saint-Petersburg; and

(c)	OOO WH Rostov-Na-Donu.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, any “Obligor”, any “Party”, the “Security Provider” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, being of a type with which persons to whom it is directed are expected and accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self- regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(a)	A Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Obligations under the Term Sheet

The Parties acknowledge and agree that the Original Obligors’ entry into, and compliance with their obligations under, this Agreement satisfies all the obligations of:

(a)	the Borrower under the binding term sheet dated as of 28 December 2012 between the Borrower and the Lender (the “Term Sheet”); and

(b)	the Guarantors (as defined in the Term Sheet) under the Term Sheet,

in respect of the “New Credit Facility Debt” as defined in, and for the purposes of, the Term Sheet and that this Agreement constitutes such New Credit Facility Debt.

Section 2

The Facility

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lender agrees that:

(a)	upon the Lender notifying the Borrower in accordance with Clause 4 (Conditions of Conversion) without further action by any Party, a portion of the Lender’s New Debt equal to the Total Commitment shall be converted into a new term loan to the Borrower in dollars and in an equal principal amount (the “Exchange”);

(b)	upon consummation of the Exchange, the portion of the New Debt so exchanged shall be automatically and permanently repaid and cancelled and the aggregate outstanding principal amount of the New Debt outstanding shall be reduced by the par value of the aggregate principal amount of the New Debt exchanged into a new term loan; and

(c)	following the Exchange, it will take whatever action is reasonably necessary in order to give full effect to the repayment, cancellation and reduction of the portion of the New Debt referred to in paragraph (b) above, including (without limitation) by procuring that Deutsche Bank AG, London Branch as Fiscal Agent in respect of the New Debt (the “Fiscal Agent”), Deutsche Bank Luxembourg, SA as Registrar in respect of the New Debt (the “Registrar”) or any other relevant entity duly records such repayment and cancellation (including, without limitation, by updating any relevant register in respect of the New Debt and notifying Euroclear Bank SA/NV (and/or any relevant entity) in relation to such repayment and cancellation) and delivering any notices, instructions, certificates, forms, orders or any other documents as may be required by the Fiscal Agent, the Registrar or any other relevant entity.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its working capital and general corporate purposes.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Conversion

A portion of the Lender’s New Debt equal to the Total Commitment shall be converted into a new term loan to the Borrower if the Lender has received (or waived receipt of) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender (acting reasonably). The Lender shall promptly notify the Borrower upon being so satisfied.

Section 3

Repayment, Prepayment and Cancellation

5.	Repayment

5.1	Repayment of the Loan

The Loan shall be repaid in full on the Termination Date.

5.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

6.	Prepayment and Cancellation

6.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment of the Lender will be immediately cancelled; and

(c)	the Borrower shall repay the Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

6.2	Voluntary Prepayment of the Loan

The Borrower, if it gives the Lender not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice, may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD1,000,000).

6.3	Restrictions

(a)	Unless specified to the contrary therein, any notice of cancellation or prepayment given by any Party under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

Section 5

Interest

7.	Interest

7.1	Calculation of Interest

The rate of interest on the Loan is 3 per cent. per annum.

7.2	Payment of Interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period. On the last day of the first such Interest Period the Borrower will also pay to the Lender an amount equal to the amount of interest accrued on $50,000,000 of the New Debt between 18 September 2012 and the day falling immediately prior to the Conversion Date.

7.3	Default Interest

Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the Loan from the date of the occurrence of such Event of Default up to the date when such Event of Default has been cured (or waived in accordance with the terms of this Agreement) (both before and after judgment) at a rate which is two per cent. higher than the rate then borne by such Loan. Any interest accruing under this Clause 7.3 shall be immediately payable by the Obligor on demand by the Lender.

Section 6

Additional Payment Obligations

8.	Tax Gross-up and Indemnities

8.1	Definitions

(a)	In this Agreement:

“Exempt Lender” means, in relation to an Obligor, a Lender which is able (other than by reason of being a “Treaty Lender”) under the domestic law of that Obligor’s Tax Jurisdiction or the jurisdiction of source of the interest (if different) to receive interest free of any withholding or deduction for or on account of Tax imposed by either jurisdiction.

“Obligor’s Tax Jurisdiction” means, with respect to any Obligor, the jurisdiction in which the Obligor is resident for tax purposes as at the date of this Agreement.

“Protected Party” means the Lender who is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is: (i) an Exempt Lender or (ii) a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or refund or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 8.2 (Tax Gross-up) or a payment under Clause 8.3 (Tax Indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the Obligor’s Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	is entitled under the provisions of an applicable double taxation agreement (a “Treaty”) with the Obligor’s Tax Jurisdiction (subject to the completion of any necessary procedural formalities) to receive any and all payments under a Finance Document without a Tax Deduction.

“Treaty State” means a jurisdiction having a Treaty with the Obligor’s Tax Jurisdiction which makes provision for full exemption from tax imposed by the Obligor’s Tax Jurisdiction on interest.

(b)	Unless a contrary indication appears, in this Clause 8 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

8.2	Tax Gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, a Lender shall notify the Borrower and that Obligor on becoming so aware in respect of a payment payable to that Lender.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction from a payment of interest on a Loan if, on the date on which the payment falls due: (i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in any law or Treaty or any published practice or published concession of any relevant taxing authority; provided, however, this clause (i) shall not apply (and thus an increased payment pursuant to paragraph (c) shall be made) to the extent that a Tax Deduction imposed on a payment by an Obligor other than the Borrower is in excess of the Tax Deduction that would have been imposed if the Borrower had made such payment; or (ii) the Obligor making the payment could have made the payment to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g), (h), (i) or (j), as the case may be.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender entitled to the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) (a “Foreign Lender”), and that is entitled to an exemption from or reduction of withholding tax with respect to amounts payable under this Agreement (or any other Finance Document) under the law of the applicable Obligor’s Tax Jurisdiction, or under any Treaty to which such jurisdiction is a party, shall deliver to the Borrower and, if required, to the relevant taxing authority, such properly completed and duly executed documentation as will permit such payments to be made without the imposition of withholding or at a reduced rate of withholding. Without limiting the generality of the preceding sentence, to the extent legally entitled to do so, each Foreign Lender shall deliver to the Borrower, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, but only if such Lender is legally entitled to do so at such time):

(i)	two properly completed and duly executed copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN (or any successor form) claiming eligibility for the benefits of a Treaty to which the United States is a party;

(ii)	two properly completed and duly executed copies of IRS Form W-8ECI (or any successor form);

(iii)	in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, two properly completed and duly executed copies of (A) IRS Form W-8BEN (or any successor form) and (B) a certificate to the effect that such Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower (or other applicable Obligor) within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or

(iv)	any other form prescribed by applicable laws as a basis for claiming exemption from or a reduced rate of withholding for U.S. federal income tax, together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower (or other applicable Obligor) to determine the Tax Deduction (if any) required with respect to amounts payable to such Lender under this Agreement.

(h)	Each Lender that is not a Foreign Lender, and that has not otherwise established to the Borrower’s reasonable satisfaction that it is exempt from U.S. federal backup withholding and information reporting, shall deliver to the Borrower, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, but only if such Lender is legally entitled to do so at such time), two properly completed and duly executed copies of IRS W-9 certifying that such Lender is not subject to U.S. federal backup withholding.

(i)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and in particular that Treaty Lender shall make such claims and file such documents as may be required for that Treaty Lender to validly apply to the appropriate tax authorities for the benefit of the relevant Treaty as soon as reasonably practicable after that Treaty Lender becomes a Party to this Agreement.

(j)	An Exempt Lender shall complete any procedural formalities necessary (with the co- operation of the Obligor to the extent required by the procedural formalities) for that Exempt Lender to obtain payments of interest free of withholding or deduction for or on account of tax imposed by the Obligor’s Tax Jurisdiction or the jurisdiction of source of the interest (if different). In particular that Exempt Lender shall make such claims and file such documents as may be required for that Exempt Lender to validly apply to the appropriate tax authorities for the applicable exemption as soon as reasonably practicable after that Exempt Lender becomes a Party to this Agreement.

8.3	Tax Indemnity

(a)	The Borrower shall (within three Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 8.2 (Tax Gross-up);

(B)	would have been compensated for by an increased payment under Clause 8.2 (Tax Gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 8.2 (Tax Gross-up) applied; or

(C)	relates to a Bank Levy.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Lender of the event which will give, or has given, rise to the claim, following which the Lender shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 8.3, notify the Lender.

8.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines in its sole discretion that:

(a)	a Tax Credit is attributable to:

(i)	an increased payment of which that Tax Payment forms part;

(ii)	that Tax Payment; or

(iii)	a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or other information relating to its Taxes that it deems confidential) to the Borrower or any other person.

8.5	Lender Status Confirmation

Without limiting paragraphs (g) and (h) of Clause 8.2 (Tax Gross-up), the Lender which becomes a Party to this Agreement after the date of this Agreement shall confirm in writing to the Borrower on becoming a Party, and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender:

(b)	a Qualifying Lender (other than a Treaty Lender): or

(c)	a Treaty Lender.

If a New Lender fails to confirm its status in accordance with this Clause 8.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Lender which category applies (and the Lender, upon receipt of such notification, shall inform the Borrower).

8.6	Stamp Taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, other than where such stamp duty, registration or other similar Taxes are in relation to an assignment, transfer or novation (or other disposal) by the Lender (or any successor thereof) of any right, benefit or obligation under a Finance Document.

8.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (or, if applicable in accordance with procedure established by applicable law, to the relevant state budget) (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party, if applicable).

(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)	Any reference in this Clause 8.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

(d)	In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

9.	Other Indemnities

9.1	Currency Indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

9.2	Other Indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date; or

(c)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

10.	Mitigation by the Lenders

10.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, either Clause 6.1 (Illegality) or Clause 8 (Tax Gross-up and Indemnities).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

10.2	Limitation of Liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 10.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 10.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

11.	Costs and Expenses

11.1	Enforcement Costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

Section 7

Guarantee

12.	Guarantee and Indemnity

12.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding); and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 12 if the amount claimed had been recoverable on the basis of a guarantee.

12.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

12.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 12 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

12.4	Waiver of Defences

The validity, enforceability and priority of the obligations of each Guarantor under this Clause 12, including the obligation of each Guarantor under Clause 12.1 (Guarantee and Indemnity) to pay the full amount of the obligations under this Agreement upon maturity, including the total outstanding amount of principal outstanding and all interest accrued hereunder until repaid in full (which obligation is an absolute and unconditional obligation and not subject to defence, offset or reduction), or, as applicable, under any Transaction Security Document to which a Guarantor is party will not be affected, impaired, offset or otherwise reduced by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 12 or such Transaction Security Document (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor (including the Borrower) or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any Chapter 11 case or order;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement, impairment (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security whether pursuant to a Chapter 11 case or order or otherwise;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, (including all liens, pledges of assets and security interests granted to the Lender by the Guarantors) including (without limitation) under Clauses 5 (Repayment) and 12 (Guarantee and Indemnity) of this Agreement; or

(g)	the modification, reduction, impairment, annulment or discharge of the obligations of the Borrower arising from any insolvency or similar proceedings including, without limitation, any Chapter 11 case involving the Borrower.

12.5	Guarantor Intent

Without prejudice to the generality of Clause 12.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increased working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the proposes of which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

12.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 12. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

12.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 12.

12.8	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause 12:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 12.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender.

12.9	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

12.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

12.11	Limitation language

The obligations and liabilities of any Guarantor incorporated under the laws of Poland shall not include any liability to the extent it would result in a reduction of its assets necessary to cover in full its share capital pursuant to article 189 par. 2 of the Polish Commercial Code dated 15 September 2000 (Journal of Laws No. 94, item 1037 as amended).

12.12	Guarantee Limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 678 or 679 of the Companies Act 2006 or any applicable provisions under the laws of the Original Jurisdiction of incorporation of the relevant guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor.

Section 8

Representations, Undertakings and Events of Default

13.	Representations

The Borrower (in respect of itself and in respect of the Security Provider) and each other Obligor make the representations and warranties set out in this Clause 13 to the Lender on the date of this Agreement.

13.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

13.2	Binding Obligations

Subject to the Legal Reservations and, in relation to paragraph (b) below, any Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above) each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

13.3	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument where such conflict could reasonably be expected to have a Material Adverse Effect.

13.4	Power and Authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

13.5	Validity and Admissibility in Evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of it or its Subsidiaries have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

13.6	Governing law and Enforcement

Subject to Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Original Jurisdiction;

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of governing law of that Finance Document will be recognised and enforced in its Original Jurisdiction, except that foreign judgements may not be able to be enforced in the Russian Federation in the absence of a relevant treaty between the Russian Federation and the jurisdiction in which such judgement was rendered; and

(c)	any arbitral award obtained in any Relevant Jurisdiction in relation to a Finance Document shall be recognised and enforced in each Original Jurisdiction pursuant to the New York Convention on Recognition and Enforcement of Foreign Arbitral Awards dated 10 June 1958.

13.7	Taxes

It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns, to the extent that this would result in or would be reasonably likely to result in a Material Adverse Effect. No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a material liability of, or claim against, any member of the Group is reasonably likely to arise, to the extent that this would result in or would be reasonably likely to result in a Material Adverse Effect.

13.8	Ranking

The Transaction Security has or will have the ranking it purports to have and, save as envisaged by the Transaction Security Documents, it is not subject to any prior ranking or pari passu ranking Security.

13.9	Legal and Beneficial Ownership

It is the sole legal and beneficial owner of the assets over which it purports to grant Security.

13.10	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the Conversion Date;

(b)	the first date of each Interest Period commencing after the Conversion Date; and

(c)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.

14.	Information Undertakings

(a)	Each Obligor shall, and shall procure that the Security Provider will, notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

15.	General Undertakings

The undertakings in this Clause 15 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

15.1	Authorisations

Each Obligor shall, and shall procure that the Security Provider will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to:

(i)	perform its obligations under the Finance Documents; and

(ii)	to ensure, subject to the Legal Reservations, the legality, validity, enforceability or admissibility in evidence of any Finance Document.

15.2	Compliance with Laws

Each Obligor shall, and shall procure that the Security Provider will, comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

15.3	Terms of Collateral

Each Obligor specified in Schedule 4 (Obligations on Granting of Pledge under Agreements on Pledge of Goods in Circulation) shall, and shall procure that the Security Provider will, comply therewith.

15.4	Taxes

The Borrower shall pay and discharge when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside appropriate provisions with respect thereto.

15.5	Anti-Corruption law

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) conduct its businesses in material compliance with applicable anti-corruption laws.

15.6	Further Assurance

(a)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require:

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the proper exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Lender Security over any property and assets of that Obligor and/or the Security Provider located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security, where the Lender is entitled to do so.

(b)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will) take all such reasonable action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

15.7	Conditions Subsequent

Each Obligor shall, and shall procure that the Security Provider will, promptly, and in any event no later than 10 Business Days from the date of this Agreement (except for the requirement for notarisation of the Transaction Security Documents listed in Part 3 of Schedule 2 (Conditions Precedent) which shall be notarised on or before 14 March 2013) deliver to the Lender all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender (acting reasonably). The Lender shall notify the Borrower promptly upon being so satisfied.

16.	Events of Default

Each of the events or circumstances set out in this Clause 16 is an Event of Default (save for Clause 16.10 (Acceleration)).

16.1	Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal, its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(iii)	payment is made within five Business Days of its due date; or

(b)	in the case of any other amount, payment is made within 30 Business Days of its due date.

16.2	Other Obligations

(a)	An Obligor or the Security Provider does not comply with any provision of the Finance Documents (other than those referred to in Clause 16.1 (Non-Payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Lender giving notice to the Borrower or relevant Obligor and (ii) the Borrower or an Obligor becoming aware of the failure to comply.

(c)	An Original Guarantor or the Security Provider breaches the terms of paragraph 2.1 or 2.2 of Schedule 4 (Obligations on Granting of Pledge under Agreements on Pledge of Goods in Circulation) to this Agreement provided that there shall be no such breach for these purposes and this paragraph (c) shall not apply if the relevant breach is remedied in accordance with paragraph 2.3 of Schedule 4 (Obligations on Granting of Pledge under Agreements on Pledge of Goods in Circulation). Paragraph (b) above shall not apply to this paragraph.

(d)	Paragraph (b) above shall not apply to any failure to comply with Clause 15.7 (Conditions Subsequent).

16.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or the Security Provider in the Finance Documents or any other document delivered by or on behalf of any Obligor or the Security Provider under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the underlying circumstances (if capable of remedy) are remedied within 30 Business Days of the earlier of (a) the Lender giving notice to the Borrower, relevant Obligor or the Security Provider and (b) the Borrower, any other Obligor or the Security Provider becoming aware of the misrepresentation.

16.4	Cross Default

An event of default by any member of the Group with respect to:

(a)	the Senior Secured Notes resulting in (i) acceleration in payment of the Senior Secured Notes and (ii) the exercise of any remedies exercisable as a result of such acceleration by the Trustee or the Holders of the Senior Secured Notes permitted by the terms of the Senior Secured Notes in relation to the collateral for the Senior Secured Notes granted by any member of the Group (except the Borrower or Finco); or

(b)	any mortgage, agreement or other instrument (other than any such mortgage, agreement or other instrument relating to the Senior Secured Notes, New Debt or Convertible Notes) under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed of any member of the Group (other than Borrower or Finco) (“Relevant Indebtedness”), whether such Relevant Indebtedness now exists or shall hereafter be created either (i) resulting in such Relevant Indebtedness becoming or being declared due and payable, or (ii) constituting a failure to pay the principal or interest of any such Relevant Indebtedness when due and payable ((i) and (ii) each being a “Relevant Default”) (and, in the case of this paragraph (b), if such Relevant Default is not cured or waived within 30 calendar days), and, in each case, the amount of any such Relevant Indebtedness, together with the amount of any other Relevant Indebtedness or the maturity of which has been so accelerated, aggregates USD30,000,000 or more.

16.5	Insolvency

A Significant Subsidiary (other than Finco) is Insolvent.

16.6	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken for Insolvency Proceedings in respect of a Significant Subsidiary (other than Finco), save for any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

16.7	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Significant Subsidiary (other than Finco) having an aggregate value of USD30,000,000 and is not discharged within 60 days.

16.8	Unlawfulness and Invalidity

(a)	It is or becomes unlawful for an Obligor or the Security Provider to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or is or becomes unlawful and the unlawfulness individually or cumulatively materially and adversely affects the interest of the Lender under the Finance Documents.

(b)	Any obligation or obligations of any Obligor or the Security Provider under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be (subject to the Legal Reservations) legal, valid, binding, enforceable or effective or is alleges by a party to it (other than the Lender) to be ineffective and the cessation and/or effectiveness individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

16.9	Repudiation

An Obligor or the Security Provider rescinds or purports in writing to rescind or repudiates or purports in writing to repudiate a Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any Transaction Security.

16.10	Acceleration

On and at any time whilst an Event of Default is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9

Changes to Parties

17.	Assignments and Transfers by the Lender

(a)	Subject to this Clause 17, the Lender (the “Existing Lender”) may with the consent of the Borrower:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	The consent of the Borrower is not required for an assignment or transfer by the Lender if made at a time when an Event of Default is continuing.

18.	Register

The Borrower shall appoint the Existing Lender, and the Existing Lender agrees to act as an agent of the Borrower, solely for purposes of maintaining the record of any transfer or assignment of the Loan pursuant to Clause 17 (Assignments and Transfers by the Lender), as well as of all payments of principal and interest in respect of the Loan (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and each Lender shall treat each person whose name is recorded therein pursuant to this Clause 18 (Register) as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The provisions of this Clause 18 (Register) are intended to cause the Loan to be in “registered form” within the meaning of Section 5f.1031(c) of the U.S. Treasury Department regulations promulgated under the Internal Revenue Code, and shall be interpreted and carried out in a manner consistent therewith. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time during regular business hours and from time to time upon reasonable prior notice.

19.	Changes to the Obligors

19.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

19.2	Additional Guarantors

(a)	The Borrower may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Borrower delivers to the Lender a duly completed and executed Accession Letter; and

(ii)	the Lender has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender (acting reasonably).

(b)	The Lender shall notify the Borrower promptly upon being satisfied that it has received (or waived receipt of) (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

19.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

19.4	Resignation of a Guarantor

(a)	If a Guarantor is automatically and unconditionally released as a Guarantor under the Senior Secured Notes then such Guarantor shall cease to be a Guarantor under this Agreement and shall be released from its obligations hereunder.

(b)	The Lender hereby agrees to take all necessary actions to effectuate any release in accordance with this Clause 19.4. At the request and expense of the Borrower, the Lender shall, at the Borrower’s cost, execute and deliver any document reasonably requested to evidence such release and discharge.

19.5	Resignation and release of security on disposal

If a Guarantor is or is proposed to be the subject of a disposal to a person which is not a member of the Group then:

(a)	where that Guarantor created Transaction Security over any of its assets in favour of the Lender, the Lender will, at the cost and request of the Borrower, release those assets; and

(b)	any resignation of that Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

Section 10

Notices

19.6	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

19.7	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of an Original Obligor, that identified with its name below;

(b)	in the case of any New Lender or any Additional Guarantor, that notified in writing to the other Parties on or prior to the date on which it becomes a Party; and

(c)	in the case of the original Lender, that identified with its name below,

or any substitute address or fax number or department or officer as any Party may notify to the other Parties by not less than five Business Days’ notice.

19.8	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 19.7 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

19.9	Notification of Address and Fax Number

Promptly upon changing its own address or fax number, the Lender shall notify the other Parties.

19.10	Electronic Communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them, by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

19.11	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document, other than pursuant to Clause 4 (Conditions of Conversion) or Clause 19 (Changes to the Obligors), must be:

(i)	in English or Russian; or

(ii)	if not in English or Russian, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20.	Calculations and Certificates

20.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

20.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

20.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

21.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

22.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23.	Amendments and Waivers

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

24.	Confidentiality

24.1	Confidential Information

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 24.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

24.2	Disclosure of Confidential Information

The Lender may disclose:

(a)

(i)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information; and

(ii)	to any party that is bound by a Confidentiality Undertaking with the relevant member of the Group;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Lender, to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is requested or required to be disclosed in connection with, and for the purposes of, any litigation, deposition, interrogatory, subpoena, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)	to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)	any information in connection with the enforcement of any right or remedy relating to any agreement between the Lender on one hand, and any member of the Group, on the other hand, or any of the transactions contemplated thereby.

24.3	Entire Agreement

This Clause 24 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement whether express or implied, regarding Confidential Information.

24.4	Inside Information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

24.5	Notification of Disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 24.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 24 (Confidentiality).

24.6	Continuing Obligations

The obligations in this Clause 24 (Confidentiality) are continuing and, in particular, shall survive and remain binding on the Lender for period of 12 months from the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available.

25.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

26.	Restructuring Reservation of Rights

Notwithstanding anything in this Agreement, the Lender and its affiliates reserve all of their legal, equitable and contractual rights under this Agreement, the Loan and the Finance Documents with respect to any restructuring (a “Restructuring”) of the Group’s capital structure, whether in or outside of a court proceeding, that would alter the legal, equitable or contractual rights of the Lender or its affiliates under this Agreement, the Loan or the Finance Documents and the Lender and its affiliates are under no obligation to accept or support any treatment under any such Restructuring.

Section 12

Governing Law and Enforcement

27.	Governing Law

(a)	This Agreement is governed by English law.

(b)	To the extent permitted by applicable law, any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

(c)	Although this Agreement may be translated into Russian, any Russian version of this Agreement is for information purposes only. In the event of any discrepancies between the English and Russian versions of this Agreement or any dispute regarding the interpretation of any provision in the English or Russian versions of this Agreement, the English version of this Agreement shall prevail and questions of interpretation shall be addressed solely in the English language.

28.	Enforcement

The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement), shall be referred to and finally settled by arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”) as in force at the date of this Agreement and as modified by this clause, which Rules shall be deemed incorporated into this clause. The number of arbitrators shall be three, one of whom shall be nominated by the claimant(s), one by the respondent(s) and the third of whom, who shall act as Chairman, shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within thirty days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by the LCIA Court. The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Obligors

The Original Obligors

Name of the Borrower

CENTRAL EUROPEAN DISTRIBUTION

CORPORATION

Name of Original Guarantor

JSC “RUSSIAN ALCOHOL GROUP”

LIMITED LIABILITY COMPANY “THE

TRADING HOUSE RUSSIAN ALCOHOL”

LIMITED LIABILITY COMPANY TH

RUSSIAN ALCOHOL NORTH-WEST

LIMITED LIABILITY COMPANY TH

RUSSIAN ALCOHOL SIBERIA

JSC “DISTILLERY TOPAZ”

OOO PARLIAMENT PRODUCTION

OOO WHITEHALL-CENTER

OOO WHITEHALL-SAINT-PETERSBURG

OOO WH ROSTOV-NA-DONU

CEDC INTERNATIONAL SP. Z O.O

CEDC FINANCE CORPORATION, LLC

OOO PARLIAMENT DISTRIBUTION

OOO “GLAVSPIRTTIREST”

BRAVO PREMIUM LLC

PREMIER DISTRIBUTION COMPANY

OOO WHITEHALL SEVERO-ZAPAD

OOO WH IMPORT COMPANY

BOLS HUNGARY KFT

COPECRESTO ENTERPRISES LIMITED

LION/RALLY LUX 1 S.A.

LION/RALLY LUX 2 SARL

LION/RALLY LUX 3 SARL

MID-RUSSIAN DISTILLERIES

Schedule 2

Conditions Precedent

Part 1

Conditions Precedent to Conversion

1.	This Agreement executed by the members of the Group party to this Agreement.

2.	An original of the following Transaction Security Documents:

(a)	Agreements on pledge of goods in circulation executed by each Russian Alcohol Group Companies; and

(b)	Agreements on pledge of goods in circulation executed by each Whitehall Group Companies.

Part 2

Conditions Precedent Required to be Delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If necessary under the relevant local law, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 2 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary (acting reasonably) in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document against the relevant Additional Guarantor.

Part 3

Conditions Subsequent

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor and the Security Provider, including:

(i)	in relation to each Original Obligor and the Security Provider incorporated in the Russian Federation:

(A)	certified copies of the current charter of each such Original Obligor, all amendments to such current charter and certificates of registration of the current charter and the amendments thereto;

(B)	certified copies of the certificates of registration of each such Original Obligor as legal entity and as tax payer;

(C)	a certified copy or an original of an extract from the Unified State Register of Legal Entities of the Russian Federation in relation to such Original Obligor issued by a competent tax authority dated no earlier than 30 days prior to the date of this Agreement;

(D)	a certified copy of the documents appointing the sole executive body of such Original Obligor;

(E)	a certified copy of the documents appointing the chief accountant of such Original Obligor;

(b)	If the relevant local counsel to the Lender advises the Lender that resolutions are required under the relevant local law, a copy of the resolutions of the competent governing body of each Original Obligor and the Security Provider:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	If necessary under the relevant local law, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor and the Security Provider, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor or the Security Provider is a party.

(e)	A certificate of an authorised signatory of the relevant Original Obligor and the Security Provider certifying that each copy document relating to it specified in this Part 3 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

An original of the following Transaction Security Documents duly notarised and re-executed by the relevant Obligors and the Security Provider (as applicable):

(a)	Agreements on pledge of goods in circulation executed by each Russian Alcohol Group Companies; and

(b)	Agreements on pledge of goods in circulation executed by each Whitehall Group Companies.

3.	Perfection Requirements

(a)	Russian law requirements in relation to the Transaction Security Documents:

(i)	in relation to each Transaction Security Document, executed by an Original Obligor and the Security Provider incorporated in the Russian Federation, originals or copies of extracts from the pledge book of the relevant company; and

(ii)	consent of the respective preceding pledgeholder(s) (if required) for the creation of a subsequent pledge under the respective Agreement on pledge of goods in circulation (if applicable).

Schedule 3

Form of Accession Letter

To:	[—]

From:	[Subsidiary] and Central European Distribution Corporation

Dated:	[—]

Dear Sirs

Central European Distribution Corporation – USD50,000,000 Facility Agreement

dated      February 2013 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 19.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:	[—]

Fax No:	[—]

Attention:	[—]

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

}
[Borrower]

}
[Subsidiary]

Schedule 4

Obligations on Granting of Pledge Under Agreements on Pledge of Goods in Circulation

Unless otherwise defined in this Schedule 4, capitalised terms have the meaning given to them in this Agreement.

1.	DEFINITIONS

“Russian Alcohol Group Companies” means:

(a)	JSC “Russian Alcohol Group”;

(b)	JSC “Distillery Topaz”;

(c)	OOO Parliament Production;

(d)	Limited Liability Company “The Trading House Russian Alcohol”;

(e)	Limited Liability Company TH Russian Alcohol North-West;

(f)	Limited Liability Company TH Russian Alcohol Siberia; and

(g)	Limited Liability Company Trade House Russian Alcohol Moscow.

“Whitehall Group Companies” means:

(a)	OOO Whitehall-Center;

(b)	OOO Whitehall-Saint-Petersburg; and

(c)	OOO WH Rostov-Na-Donu.

2.	OBLIGATIONS IN CONNECTION WITH AGREEMENTS ON PLEDGE OF GOODS IN CIRCULATION

2.1	Russian Alcohol Group Companies Obligations

(a)	The Russian Alcohol Group Companies shall ensure that the aggregate value of goods in circulation pledged under the respective Transaction Security Documents at any time during the term of the respective Transaction Security Documents is not less than RUR1,770,000,000 calculated by reference to the balance sheet value of the goods (excluding VAT).

(b)	Subject to paragraph (c) below, the Russian Alcohol Group Companies shall ensure that only goods under the following brands are pledged under the respective Transaction Security Documents, in any proportion: vodka Geen Mark (Kedrovaya, Rzhanaya, Tradicional), vodka Talka (all varieties), vodka Parliament (only regular variety), vodka Zhuravli (only regular variety).

(c)

In case of absence of sufficient goods under the brands mentioned in paragraph (b) above, the Russian Alcohol Group Companies shall ensure that goods under the following brands are pledged under the respective Transaction Security Documents, in any proportion, provided that the total aggregate value of such goods does not exceed RUR217,000,000 calculated by reference to the balance sheet value of the goods (excluding VAT): vodka Zhuravli (Special), vodka Zhuravli (Silver), vodka Parliament (Medovaya s pertsem), vodka Urozhay (all varieties), vodka Yamskaya (all varieties).

2.2	Whitehall Group Companies Obligations

(a)	The Whitehall Group Companies shall ensure that the aggregate value of goods in circulation pledged under the Transaction Security Documents at any time during the term of the respective Transaction Security Documents is not less than RUR400,000,000, calculated by reference to the balance sheet value of the goods (excluding VAT)

(b)	Subject to paragraph (c) below, the Whitehall Group Companies shall ensure that only the goods under the following brands are pledged under the respective Transaction Security Documents, in any proportion: cognac Hennessy, champagne Moet & Chandon, champagne Veuve Clicquot, champagne Dom Perignon, Krug, whisky Glenmorangie.

(c)	In case of absence of sufficient goods under the brands mentioned in paragraph (b) above, the Whitehall Group Companies shall ensure that goods under the following brands are pledged under the respective Transaction Security Documents, in any proportion, provided that the total aggregate value of such goods does not exceed RUR200,000,000 calculated by reference to the balance sheet value of the goods (excluding VAT): whisky Glen Clyde, tequila Jose Cuervo, vine Concha Y Toro, vine Paul Masson, vine Pascual Toso provided that the above amount of RUR200,000,000 shall be increased to RUR400,000,000 if the Whitehall Group Companies have no effective distribution contract with Moet Hennessy Distribution Rus LLC for the distribution of Moet Hennessy Distribution Rus LLC products.

2.3	Obligation to Replenish

If during the term of the Transaction Security Documents the obligations in paragraphs 2.1 (Russian Alcohol Group Companies Obligations) or 2.2 (Whitehall Group Companies Obligations) above are not complied with (as regards compliance with the value and range of the pledged goods), the relevant Obligors shall replenish the pledged goods so that their aggregate value is equal to the required amount or to otherwise restore compliance with paragraphs 2.1 or 2.2 within 10 calendar days following notification to that effect given by the Lender to the relevant Obligors, and in such event, for all purposes under the Finance Documents, no breach of this Schedule 4 (or clause 15.3 (Terms of Collateral) shall have occurred.

Signatures

BORROWER

CENTRAL EUROPEAN DISTRIBUTION CORPORATION		}
/s/ Grant Winterton

Name:	Grant Winterton
Title:	CEO CEDC
Address:	6 Bobrowiecka St
Warsaw, Poland

Fax:	+48 22 45 66 001
Attention:	CEO

GUARANTORS

CEDC FINANCE CORPORATION, LLC		}
/s/ Grant Winterton

Name:	Grant Winterton
Title:	CEO CEDC
Address:	6 Bobrowiecka St
Warsaw, Poland

Fax:	+48 22 45 66 001
Attention:	CEO

BOLS HUNGARY KFT		}
/s/ Mariusz Chrobot

Name:	Mariusz Chrobot
Title:	Managing Director
Address:	Alkotas u. 50
1123 Budapest
Hungary
Fax:	+361 325 25 01
Attention:	Managing Director

COPECRESTO ENTERPRISES LIMITED		}
/s/ Grant Winterton

Name:	Grant Winterton
Title:	CEO CEDC
Address:	6 Bobrowiecka St
Warsaw, Poland

Fax:	+48 2245 66 001
Attention:	CEO

OOO PARLIAMENT DISTRIBUTION		}
/s/ Vladimir Filipstev

Name:	Vladimir Filipstev
Title:	General Director of Managing Company
Address:	Russian Federation, 143916,
Moscow region, Balashika town,
Saltykovka micro-district, Popovka str., 5
Fax:	7 495 791 8090
Attention:	Vladimir Filipstev

CEDC INTERNATIONAL SP. Z O.O.		}
/s/ Evangelos Evangelou

Name:	Evangelos Evangelou
Title:	President of the Management Board
Address:	ul. Kowanowska 48
64-600 Oborniki, Wielkopolskie
Poland
Fax:	+48 61 297 4301
Attention:	President

OOO WHITEHALL-CENTER		}
/s/ Evgeny Polischuk

Name:	Evgeny Polischuk
Title:	General Director
Address:	33 bild 5, Dmitrovskoe shosse,
Moscow, 127550, Russia

Fax:	+7 495 786 7600
Attention:	Evgeny Polischuk

OOO WH IMPORT COMPANY		}
/s/ Mikhail Polyakov

Name:	Mikhail Polyakov
Title:	Director
Address:	B. Akademicheskaya 5A,
Moscow
Russia 125299
Fax:	+7 (495) 937 9581
Attention:	M. Polyakov

OOO WHITEHALL SEVERO-ZAPAD		}
/s/ Kolegov Perfiri

Name:	Kolegov Perfiri
Title:	General Director
Address:	197343
St. Petersburg
street Serdobolskaya, 7
Fax:	(812) 492-00-47
Attention:	General Director

OOO WHITEHALL-SAINT- PETERSBURG		}
/s/ Mehtiev Ruslan

Name:	Mehtiev Ruslan
Title:	General Director
Address:	197343, St-Petersburg, street
Serdobolskaya, 7

Fax:	(812) 492-00-47
Attention:	General Director

OOO PARLIAMENT PRODUCTION		}
/s/ Vladimir Filipstev

Name:	Vladimir Filipstev
Title:	General Director of Managing Company
Address:	Russian Federation, 143916,
Moscow region, Balashika town,
Saltykovka micro-district, Popovka str, 5
Fax:	7 495 791 8090
Attention:	Vladimir Filipstev

OOO WH ROSTOV-NA-DONU		}
/s/ Stefan Kulyaginov

Name:	Kulyaginov Stefan
Title:	General Director
Address:	54-54a z., 104/29, Ulitsa Bolshaya
Sadovaya, Rostov-on-Don, 544006

Fax:	(863) 219-19-60
Attention:	Kulyaginov Stefan

BRAVO PREMIUM LLC		}
/s/ Elena Khrustaleva

Name:	Elena Khrustaleva
Title:	General Director
Address:	St. Petersburg, Russia
Liter A, 5214 Kuznetsovskaya str.

Fax:	+7 812 336 4886
Attention:	General Director

JSC “DISTILLERY TOPAZ”		}
/s/ Vladimir Filipstev

Name:	Vladimir Filipstev
Title:	General Director of Managing Company
Address:	Russian Federation, 141200,
Moscow region, Pushkino town,
Oktyabrskaya str., 46
Fax:	7 495 993 3336
Attention:	Vladimir Filipstev

JSC “RUSSIAN ALCOHOL GROUP”		}
/s/ Vladimir Filipstev

Name:	Vladimir Filipstev
Title:	General Director
Address:	Russia, 129344, Moscow,
Eniseyskaya str., 1
Bldg 1
Fax:	7 495 6442010
Attention:	Vladimir Filipstev

LIMITED LIABILITY COMPANY “THE TRADING HOUSE RUSSIAN ALCOHOL”		}
/s/ Ryan Lee

Name:	Ryan Lee
Title:	General Director
Address:	3 Krasnaya Sosna Str. Moscow
1293377 Russia

Fax:	+7 495 642 8283
Attention:	General Director

LION/RALLY LUX 1 S.A.		}
/s/ Grant Winterton

Name:	Grant Winterton
Title:	CEO CEDC
Address:	6 Bobrowiecka St
Warsaw, Poland

Fax:	+48 22 45 66 001
Attention:	CEO

LION/RALLY LUX 1 S.A.		}
/s/ Richard Brekelmans

Name:	Richard Brekelmans
Title:	Director B
Address:	13-15 Avenue de la Liberté,
L-1931 Luxembourg

Fax:	+352 268 901 69
Attention:	Director

LION/RALLY LUX 2 SARL		}
/s/ Grant Winterton

Name:	Grant Winterton
Title:	CEO CEDC
Address:	6 Bobrowiecka St
Warsaw, Poland

Fax:	+48 22 45 66 001
Attention:	CEO

LION/RALLY LUX 2 SARL		}
/s/ Richard Brekelmans

Name:	Richard Brekelmans
Title:	Manager B
Address:	13-15 Avenue de la Liberté,
L-1931 Luxembourg

Fax:	+352 268 901 69
Attention:	Manager

LION/RALLY LUX 3 SARL		}
/s/ Grant Winterton

Name:	Grant Winterton
Title:	CEO CEDC
Address:	6 Bobrowiecka St
Warsaw, Poland

Fax:	+48 22 95 66 001
Attention:	CEO

LION/RALLY LUX 3 SARL		}
/s/ Richard Brekelmans

Name:	Richard Brekelmans
Title:	Manager B
Address:	13-15 Avenue de la Liberté,
L-1931 Luxembourg

Fax:	+352 268 901 69
Attention:	Manager

MID-RUSSIAN DISTILLERIES		}
/s/ Arsen Oganesean

Name:	Arsen Oganesean
Title:	General Director
Address:	129344 Moscow Region
Moscow, Eniseyskaya St. 1-1

Fax:	7 495 644 2010
Attention:	Arsen Oganesean

OOO “GLAVSPIRTTIREST”		}
/s/ Vladimir Filipstev

Name:	Vladimir Filipstev
Title:	General Director of Managing Company
Address:	Russian Federation, 141200,
Moscow region, Pushkino town,
Oktyabrskaya str., 46
Fax:	+ 7 495 644 2010
Attention:	Vladimir Filipstev

LIMITED LIABILITY COMPANY TH RUSSIAN ALCOHOL NORTH-WEST		}
/s/ Ryan Lee

Name:	Ryan Lee
Title:	General Director
Address:	Letler A 15213
Kuznetsovskaya st. St. Petersburg

Fax:	+7 812 336 4886
Attention:	General Director

LIMITED LIABILITY COMPANY TH RUSSIAN ALCOHOL SIBERIA		}
/s/ Ryan Lee

Name:	Ryan Lee
Title:	General Director
Address:	630559 Russian Federation
Novosibirsk region, Sibirsky LV2 Industrial area No.1
Novosibirsk district, Koltsovo Industrial Settlement No.1
Fax:	+7 383 363 33 98
Attention:	General Director

PREMIER DISTRIBUTION COMPANY		}
/s/ Sergey Pushchenskiy

Name:	Sergey Pushchenskiy
Title:	Director
Address:	Building A
2nd Konstantinovskaya Street, Kyiv,
Ukraine 04071
Fax:	+380 44 569 62 62
Attention:	Director

LENDER

ROUST TRADING LTD		}
/s/ Nelia Nuriakhmetova

Name:	Nelia Nuriakhmetova
Title:	Director
Address:	Roust Trading Ltd. 25 Belmont
Hills Drive, Warwick WK 06, Bermuda

Fax:	(1441) 236-1984
Attention:	Mr. Wendell Hollis